Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Cardiff Oncology, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2020, relating to the consolidated financial statements of Cardiff Oncology, Inc. (formerly Trovagene, Inc., the “Company”), which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
San Diego, California
June 26, 2020